ADDENDUM TO

                     SOURCE CODE SOFTWARE LICENSE AGREEMENT

         This ADDENDUM to the Source Code Software License Agreement (AGREEMENT) effective June 28, 1994 between Link Technology, Inc. having a principal place of business at 23 Crescent Drive, Holland, Pennsylvania 18966 (LINK TECHNOLOGY), and RSI Systems, Inc. having a principal place of business at suite 475, 7400 Metro Blvd., Edina, Minnesota 55439 (LICENSEE) is entered into effective the date last signed by the parties.

                                   WITNESSETH

         Whereas, LINK TECHNOLOGY and LICENSEE have previously entered into the AGREEMENT and LICENSEE desires to license additional LICENSED SOFTWARE from LINK TECHNOLOGY under the terms and conditions of the AGREEMENT;

         Now therefore, the parties agree as follows:

1.0      LICENSED SOFTWARE

LINK TECHNOLOGY agrees to add the LICENSED SOFTWARE described in the attached letter dated March 12, 1996 (LETTER) to the AGREEMENT for an additional LICENSE FEE of Eighteen Thousand Dollars ($18,000), payable per the terms described in the LETTER.

2.0      RELATED SERVICES

LICENSEE will pay LINK TECHNOLOGY for its travel expenses associated with any required testing support at LICENSEE's facility in Edina as jointly agreed upon by LICENSEE and LINK TECHNOLOGY.

3.0      SUPPORT

LINK TECHNOLOGY will provide support for the LICENSED SOFTWARE described in the LETTER in the manner outlined in Exhibit B of the AGREEMENT for no additional charge beyond that described in Exhibit B of the AGREEMENT.

4.0      EFFECT OF ADDENDUM

This ADDENDUM is solely intended to add the LICENSED SOFTWARE set forth herein under the stated terms and conditions and the remainder of the AGREEMENT is unchanged.

         In Witness Whereof, the parties hereto signify their assent to the terms and conditions set forth by their signatures below.

LINK TECHNOLOGY                                LICENSEE

By:      /s/ Jeffrey A. Ramsey                 By:      /s/ Marti Miller

Print Name:       Jeffrey A. Ramsey            Print Name:       Marti Miller

Title:            President                    Title:            VP Engineering

Date:             3/29/96                      Date:             4/29/96


                                 LINK TECHNOLOGY

   23 Crescent Drive * Holland, PA 18966 * (215) 357-3354 * FAX (215) 357-1670

March 12, 1996

       VISIT OUR INTERNET WEB SITE AT HTTP://LINKISDN.INTER.NET/LINKISDN/

Mr. Marty Miller
RSI Systems
1 Corporate Plaza
7400 Metro Blvd.
Edina, MN 55439

                           via facsimile 612-896-3020

Dear Mr. Miller:

Thank you for your continued interest in our products and services. Per your request, I am pleased to provide you with this quotation for porting our ISDN protocol software to the ISDN subsystem of your next generation video CODEC.

We would require a consulting arrangement to adapt our ISDN protocol software to the specific hardware architecture for your CODEC. We would also require that one fully functional prototype adapter be delivered to Link Technology before any software integration with your CODEC can begin. The prototype adapter should come equipped with the following:

1. populated motherboard adapter with bootstrap, configuration and diagnostic software that will initialize the 68332 microprocessor and its required setup and other configuration, along with supporting a bootstrap protocol to allow additional RAM based programs to be loaded from the PC via the system interface (this may be SCSI); motherboard also contains at least two DDLC (MC145488) controllers; technical documentation is also to accompany the hardware describing the software download procedures, diagnostics, hardware configuration relating to software initialization, etc.;

2. populated with sufficient system RAM to allow software testing and debugging;

3. populated S/T interface daughterboard containing the MC145574 and its required ISDN circuitry, along with any required DDLC (MC145488) device(s);

4. populated U interface daughterboard containing the MC145572 and its required ISDN circuitry, along with any required DDLC (MC145488) device(s);

5. ancillary software to link and locate executable programs for test and debug purposes, along with project MAKE files and one copy of the compiler tools and relevant documentation used (the compiler tools and relevant documentation should be delivered to Link Technology at the start of the project).

The following is an itemized list of tasks that have been identified for this project. Please note that the following is subject to change if project requirements change.

       TASK                       DESCRIPTION                                        FEE (US DOLLARS)

    DDLC Driver     Design, code and unit test MC145488 DDLC device driver using          $6,000
      C&UT          68332 motherboard (possibly also using Motorola evaluation adapter(s))

   ISDN and S/T     System software integration and test with S/T daughterboard,          $6,000
 device driver I&T  MC145574 and MC145488 device drivers and 68332 motherboard

 ISDN and U device  System software integration and test with U daughterboard,            $3,000
   driver I&T       MC145572 and MC145488 device drivers and 68332 motherboard

  System software   RSI specific documentation of system software and all                 $3,000
   documentation    device drivers



All source code to the 68332 based ISDN protocol software, including the device driver software for the MC145572, MC145574 and MC145488 devices will be delivered to RSI Systems under the same terms and conditions as the existing source code software license agreement. An addendum will be added to cover the additional software components (I will supply you with a draft addendum if you choose to go forward with this project). This work will also result in a multi-port version of the ISDN protocol software being delivered to RSI Systems. The previous tasks will take approximately eight weeks to complete. The development of the MC145488 device driver can precede the receipt of functioning hardware and can cut the total time down by approximately two weeks. Further reductions of the task delivery dates may be achieved by obtaining evaluation adapters from Motorola which contain the 68332 and the MC145488. Link Technology already possesses evaluation adapters with the MC145572 and MC145574 ISDN transceivers. After the completion of the ISDN AND S/T DEVICE DRIVER I&T task, this software will be delivered to RSI Systems and the first installment of Twelve Thousand Dollars ($12,000) will be due. After the completion of the ISDN AND U DEVICE DRIVER I&T task, this software will be delivered to RSI Systems and the second installment of Three Thousand Dollars ($3,000) will be due. After the completion of the SYSTEM SOFTWARE DOCUMENTATION task, the final release of software and documentation will be delivered to RSI Systems and the third and final installment of Three Thousand Dollars ($3,000) will be due. Please note that if any of the tasks are delayed due to hardware related problems found during our testing, we will at such a time jointly discuss how we should proceed and additions to the cost and schedule for those affected tasks may be required. Additional support for items such as design reviews of the CODEC hardware will be provided to RSI Systems, at your option, on a time-and-expenses basis at a daily billing rate of $600. All pre-approved travel and living expenses related to this project will be billed to RSI System at cost. All payments will be made with NET-30 terms.

I request that you hold in strict confidence the information contained in this letter. Please note that this proposal is valid for sixty days from the date of this letter (if you need more time for your decision please let me know). Thank you for the opportunity to provide you with this quotation and I look forward to discussing this matter further with you and RSI Systems.

Sincerely,

/s/ J.A. Ramsey

Jeffrey A. Ramsey
President

cc: File



    CONTAINS LINK TECHNOLOGY CONFIDENTIAL INFORMATION. DISCLOSURE RESTRICTED.